Exhibit 99.1

FOR IMMEDIATE RELEASE

Samsara Luggage and Darkstar Announce Merger

Samsara shareholders to receive registered, freely-tradeable shares pursuant to
Registration Statement on Form S-4, which went effective on October 22, 2019.

NEW YORK, NY, November 12, 2019 – (NEWSWIRE): Samsara Luggage, Inc. (“Samsara Luggage”) and Darkstar Ventures, Inc. (OTC: DAVC) (“Darkstar”) today officially announced the merger of Samsara Luggage with and into Darkstar. The merger is effective today. The combined company has been renamed Samsara Luggage, Inc., and the new ticker symbol is SAML

Samsara Luggage and Darkstar signed their merger agreement on May 10, 2019. On October 22, 2019, Darkstar’s registration statement on Form S-4 registering the shares of Darkstar to be issued to the Samsara stockholders as part of the merger went effective, and on that day Darkstar mailed to its stockholders its information statement announcing stockholder approval of the merger, as well as the prospectus for the shares being issued to the Samsara stockholders as part of the merger.

The merger is intended to facilitate the expansion of Samsara Luggage’s business development and marketing activities and boost Samsara Luggage’s leading Smart Travel Tech brand globally.

Samsara Luggage’s founder and CEO, Atara Dzikowski, has been named the CEO of the new combined company. The headquarters for the combined company will be in Hackensack, NJ.

More information about the software products it offers can be found at the company website: http://www.samsaraluggage.com

 “This merger opens an exciting new direction for Samsara and its shareholders,” says Atara Dzikowski, Samsara Luggage, Inc. Co-Founder and CEO.  “We are committed to our shareholders, who can rest assured that we will make every effort to execute Samsara’s expansion initiatives. Our mission is to take the company to the lead of the Smart Travel marketplace globally.”

About Samsara Luggage:

Samsara Luggage is a leading travel and lifestyle brand that supplies innovative smart luggage to the global marketplace. Samsara Luggage builds brand value for its customers by combining cutting edge technology with unmatched quality and innovative design. Samsara Luggage is committed to providing products that are up to date with the latest technological advances for its tech-savvy customer base. Samsara Luggage recently took its suitcases worldwide, launching a global sales initiative on Amazon. For more information visit www.samsaraluggage.com.

Forward-Looking Statements:

Certain matters discussed in this press release may be forward-looking statements.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including, without limitation, the following: changes in economic conditions; general competitive factors; the company’s success in obtaining new customers; the company’s ability to execute its business model and strategic plans; the company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q.  The company assumes no obligation to update these forward-looking statements.

Samsara Media Contact:
347-839-0993
eva@samsaraluggage.com